Exhibit 99.01

NEWS RELEASE

2302 Great Northern Drive P.O. Box 2747 Fargo, ND 58108-2747 Xcel Energy Media Relations (701) 241-8633 (701) 371-5254 (Mobile) www.xcelenergy.com

December 7, 2007

Xcel Energy requests increase in electric rates

Investments in power plants, transmission lines driving costs

FARGO - Xcel Energy today submitted an application to the North Dakota Public Service Commission for an increase in its base electricity rates — the first such filing in 15 years — to cover the company’s increased costs to provide service.

Under the proposal, the monthly electric bill for a residential customer using 750 kilowatt-hours would increase by about $7.60, and the company’s annual revenues would increase by about 14 percent, or $20.5 million.

Xcel Energy last filed for an increase in its base electricity rates in North Dakota in 1992. “We diligently manage our expenditures and seek cost savings to ensure customers are getting a good value for their energy dollar,” said Mark Nisbet, North Dakota principal manager for Xcel Energy.  “However, we’re making significant investments in power generation and transmission lines to meet our customers’ electricity needs now and in the future.”

Xcel Energy is in the process of rehabilitating critical but aging power plants to increase their output and reduce their impact on the environment, Nisbet said.  Additionally, the company has invested millions of dollars in transmission facilities to ensure reliable service and increase access to new generation sources — particularly renewables — in the region.

“We strive to balance our role as the provider of safe, reliable, reasonably-priced electricity with our desire to be environmentally responsible,” said Nisbet.  “For many years we have generated electricity using a diverse mix of energy resources.  The addition of more renewable resources to our energy portfolio and the renovation of existing power plants further diversifies our supply and positions the company to meet our customers’ expectations for low-cost, environmentally sound energy.”

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By law, Xcel Energy is allowed to implement an interim rate increase from Feb. 5, 2008, until final rates go into effect later next summer.  The company is proposing an 11.49 percent interim increase, about $7.20 for a customers using 750 kilowatt-hours monthly.  If final rates are lower than the interim level, the company will refund the difference to customers.

Nisbet said that even with this proposed base rate increase and increases in the costs of fuel used to generate electricity, Xcel Energy’s prices have remained a significant value, actually going down when adjusted for inflation.

Since 1993, consumer prices have gone up about 2.6 percent per year, while Xcel Energy’s average electricity charges have risen only about 1.3 percent annually during the same period.  The increases that have occurred are due to changes in the prices of fuel to operate the company’s power plants and increases in the costs of purchased energy.  The company was allowed two increases of less than 2 percent each in 2004 and 2005 for exceeding prescribed performance standards.

In January 2008 the company intends to file a plan with the commission to offer new energy conservation programs to its electricity customers in North Dakota.  “Increasing costs of energy are tough on family budgets and businesses. We want to play a greater role in helping customers reduce their electricity bills,” said Nisbet.

Interested parties will have an opportunity to comment about the rate case during public hearings the commission is expected to schedule early in 2008.

Xcel Energy serves over 85,000 electricity customers in Fargo, West Fargo, Grand Forks, Minot and surrounding communities.

More information about the filing and proposed rates are available at www.xcelenergy.com.

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.